Exhibit 99.1

HESS CORPORATION

HESS REPORTS ESTIMATED RESULTS FOR THE FIRST QUARTER OF 2022
Key Developments:
•Announced new discoveries at Barreleye, Lukanani, and Patwa on the Stabroek Block, offshore Guyana; discoveries further underpin the development potential of the Block
•Increased the gross discovered recoverable estimate for the Stabroek Block to approximately 11 billion barrels of oil equivalent (boe), up from the previous estimate of more than 10 billion boe
•Sanctioned development of Yellowtail, the fourth and largest development on the Stabroek Block, with a production capacity of approximately 250,000 gross barrels of oil per day (bopd); first oil is expected in 2025
•Commenced production from the Liza Phase 2 development on the Stabroek Block in February; production is expected to reach capacity of approximately 220,000 gross bopd by the third quarter
•The third development on the Stabroek Block, Payara, is ahead of schedule and is now expected to startup in late 2023 with a production capacity of approximately 220,000 gross bopd
•Improved returns to shareholders through a 50 percent increase in the first quarter dividend to $0.375 per share and reduced debt by prepaying the remaining $500 million of the Corporation's $1 billion term loan
First Quarter Financial and Operational Highlights:
•Net income was $417 million, or $1.34 per share, compared with net income of $252 million, or $0.82 per share, in the first quarter of 2021; Adjusted net income1 in the first quarter of 2022 was $404 million, or $1.30 per share
•Oil and gas net production, excluding Libya, was 276,000 barrels of oil equivalent per day (boepd); Bakken net production was 152,000 boepd
•E&P capital and exploratory expenditures were $580 million, compared with $309 million in the prior-year quarter
NEW YORK, April 27, 2022 — Hess Corporation (NYSE: HES) today reported net income of $417 million, or $1.34 per share, in the first quarter of 2022, compared with net income of $252 million, or $0.82 per share, in the first quarter of 2021. On an adjusted basis, the Corporation reported net income of $404 million, or $1.30 per share, in the first quarter of 2022. The improvement
1.“Adjusted net income (loss)” is a non-GAAP financial measure. The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 6 and 8.

in adjusted after-tax earnings compared with the prior-year period was primarily due to higher realized selling prices in the first quarter of 2022, partially offset by lower sales volumes.
CEO John Hess said: “Our differentiated portfolio is uniquely positioned to deliver industry leading cash flow growth and financial returns in the coming years. As our portfolio becomes increasingly free cash flow positive, we commit to prioritizing the return of capital to our shareholders through further dividend increases and share repurchases."
After-tax income (loss) by major operating activity was as follows:

	Three Months Ended March 31, (unaudited)
	2022	2021

	(In millions, except per share amounts)
Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$460	$308
Midstream	72	75
Corporate, Interest and Other	(115)	(131)
Net income (loss) attributable to Hess Corporation	$417	$252
Net income (loss) per share (diluted)	$1.34	$0.82

Adjusted Net Income (Loss) Attributable to Hess Corporation
Exploration and Production	$460	$308
Midstream	72	75
Corporate, Interest and Other	(128)	(131)
Adjusted net income (loss) attributable to Hess Corporation	$404	$252
Adjusted net income (loss) per share (diluted)	$1.30	$0.82

Weighted average number of shares (diluted)	310.4	307.8

Exploration and Production:
E&P net income was $460 million in the first quarter of 2022, compared with net income of $308 million in the first quarter of 2021.  The Corporation’s average realized crude oil selling price, including the effect of hedging, was $86.75 per barrel in the first quarter of 2022, compared with $50.02 per barrel in the prior-year quarter. The average realized natural gas liquids (NGL) selling price in the first quarter of 2022 was $39.79 per barrel, compared with $29.49 per barrel in the prior-year quarter, while the average realized natural gas selling price was $5.28 per mcf, compared with $4.90 per mcf in the first quarter of 2021.

Net production, excluding Libya, was 276,000 boepd in the first quarter of 2022, compared with 315,000 boepd in the first quarter of 2021, or 304,000 boepd proforma for assets sold, primarily due to field decline and unplanned downtime in the Gulf of Mexico.
Cash operating costs, which include operating costs and expenses, production and severance taxes, and E&P general and administrative expenses, were $13.79 per boe (excluding Libya: $14.54 per boe) in the first quarter of 2022, compared with $9.81 per boe (excluding Libya: $10.21 per boe) in the prior-year quarter. The variance in cash operating costs in the first quarter of this year, versus the first quarter of last year, reflects the impacts of lower production volumes, higher production and severance taxes in North Dakota due to higher realized selling prices, and higher initial per unit cash operating costs for Liza Phase 2 during the production ramp up following first oil in February 2022.
Operational Highlights for the First Quarter of 2022:
Bakken (Onshore U.S.):  Net production from the Bakken was 152,000 boepd compared with 158,000 boepd in the prior-year quarter, primarily due to the sale of Little Knife and Murphy Creek nonstrategic acreage interests in the second quarter 2021, which contributed net production of approximately 5,000 boepd in the first quarter of 2021. Net oil production was 77,000 bopd in the first quarter of 2022 and 84,000 bopd in the prior year quarter. During the first quarter of 2022, we operated three rigs and drilled 19 wells, completed 16 wells, and brought 13 new wells online.
Gulf of Mexico (Offshore U.S.):  Net production from the Gulf of Mexico was 30,000 boepd, compared with 56,000 boepd in the prior-year quarter, primarily due to field decline and unplanned downtime at the Baldpate, Penn State, and Llano fields. In February, the Corporation spud an exploration well at the Huron prospect (Hess - 40 percent) located at Green Canyon Block 69. Well results are anticipated in the second quarter.
Guyana (Offshore): At the Stabroek Block (Hess - 30 percent), net production totaled 30,000 bopd in the first quarter of 2022 compared with 31,000 bopd in the prior-year quarter. In February, production commenced from the Liza Unity floating production, storage and offloading vessel (FPSO) and contributed 7,000 net bopd in the first quarter of 2022.
The Liza Destiny FPSO recently completed production optimization work initiated in March that expanded its production capacity to more than 140,000 gross bopd from 120,000 gross bopd previously. It is currently producing 130,000 gross bopd and is expected to reach its full capacity in the second quarter. The Liza Unity FPSO is expected to reach its production capacity of approximately 220,000 gross bopd by the third quarter. In the first quarter we sold approximately 2.3 million barrels of oil from Guyana and expect to have 7 one-million barrel liftings in the second quarter and 8 one-million barrel liftings in both the third and fourth quarters.

The third development, Payara, will utilize the Prosperity FPSO with an expected capacity of 220,000 gross bopd, with first production now expected in late 2023. In April 2022, the Corporation announced it had made the final investment decision to proceed with the Yellowtail development on the Stabroek Block after the development plan received approval from the government of Guyana. Yellowtail, the largest development thus far on the Block, will utilize the ONE GUYANA FPSO, which will develop an estimated gross resource base of approximately 925 million barrels of oil. The ONE GUYANA FPSO is expected to have a capacity of up to 250,000 gross bopd, with first production expected in 2025. Six drill centers are planned with up to 26 production wells and 25 injection wells. Excluding pre-sanction costs and FPSO purchase cost, the Corporation’s net share of development costs is forecast to be approximately $2.3 billion, of which approximately $210 million is expected in 2022, $430 million in 2023, $585 million in 2024, $390 million in 2025 and $295 million in 2026.
Three new discoveries on the Stabroek Block were announced yesterday at Barreleye, Lukanani and Patwa. The Barreleye-1 well encountered approximately 230 feet of hydrocarbon bearing sandstone reservoirs of which approximately 52 feet is high quality oil bearing. The well was drilled in 3,840 feet of water and is located approximately 20 miles southeast of the Liza Field.
The Lukanani-1 well encountered 115 feet of hydrocarbon bearing sandstone reservoirs of which approximately 76 feet is high quality oil bearing. The well was drilled in water depth of 4,068 feet and is located in the southeastern part of the block, approximately 2 miles west of the Pluma discovery.
The Patwa-1 well encountered 108 feet of hydrocarbon bearing sandstone reservoirs. The well was drilled in 6,315 feet of water and is located approximately 3 miles northwest of the Cataback-1 discovery.
South East Asia (Offshore): Total net production at North Malay Basin and JDA was 64,000 boepd in both the first quarter of 2022 and 2021.
Midstream:
The Midstream segment had net income of $72 million in the first quarter of 2022, compared with net income of $75 million in the prior-year quarter.
In April 2022, the Corporation received total proceeds of $346 million related to two Hess Midstream equity transactions. During the month, Hess Midstream LP (HESM) completed a public offering of approximately 10.2 million HESM Class A shares held by Hess Corporation and Global Infrastructure Partners. The Corporation received net proceeds of $146 million from the public offering. Concurrent with the public offering, Hess Midstream Operations LP (HESM Opco), a consolidated subsidiary of HESM, repurchased approximately 13.6 million HESM Opco Class B units from Hess Corporation and Global Infrastructure Partners for $400 million, of which the Corporation received net proceeds of $200 million. The purchase was financed by HESM Opco's issuance of $400 million of 5.500% senior unsecured notes due 2030. After giving effect to the above transactions, the Corporation owns approximately 41% of HESM on a consolidated basis.
Corporate, Interest and Other:
After-tax expense for Corporate, Interest and Other was $115 million in the first quarter of 2022, compared with $131 million in the first quarter of 2021. On an adjusted basis, after-tax expense for Corporate, Interest and Other was $128 million in the first quarter of 2022.
Capital and Exploratory Expenditures:
E&P capital and exploratory expenditures were $580 million in the first quarter of 2022 compared with $309 million in the prior-year quarter, primarily due to higher drilling and development activities in Guyana, the Bakken, and Malaysia and JDA. Midstream capital expenditures were $37 million in the first quarter of 2022, compared to $23 million in the prior-year quarter.
Liquidity:
Excluding the Midstream segment, Hess Corporation had cash and cash equivalents of $1.37 billion and debt and finance lease obligations totaling $5.61 billion at March 31, 2022. The Midstream segment had cash and cash equivalents of $4 million and total debt of $2.6 billion at March 31, 2022. The Corporation’s debt to capitalization ratio as defined in its debt covenants was 40.2% at March 31, 2022 and 42.3% at December 31, 2021. In February, the Corporation repaid the remaining $500 million outstanding of its $1.0 billion term loan and, in March, increased its quarterly dividend to $0.375 per share commencing in the first quarter of 2022.
Net cash used in operating activities was $156 million in the first quarter of 2022, compared with net cash provided by operating activities of $591 million in the first quarter of 2021. Net cash provided by operating activities before changes in operating assets and liabilities2 was $952 million in the first quarter of 2022, compared with $815 million in the prior-year quarter primarily due to higher realized selling prices, partially offset by the impact of lower sales volumes. During the first quarter of 2022, changes in operating assets and liabilities decreased cash flow from operating activities by $1,108 million, reflecting payments made for previously accrued Libyan income tax and royalties of approximately $470 million for the period December 2020 through November 2021, premiums paid of $325 million to remove the ceiling price on outstanding WTI and Brent crude oil collars effective April 1, 2022, and an increase in accounts receivable due to higher crude oil prices. During the first quarter of 2021, changes in operating assets and liabilities decreased cash flow from operating activities by $224 million.
2.“Net cash provided by (used in) operating activities before changes in operating assets and liabilities” is a non-GAAP financial measure.  The definition of this non-GAAP measure and a reconciliation to its nearest GAAP equivalent measure appears on pages 7 and 8.

In April 2022, the Corporation received net proceeds of $146 million from the public offering of approximately 5.1 million HESM Class A shares held by the Corporation and received net proceeds of $200 million from the repurchase by HESM Opco of approximately 6.8 million HESM Opco Class B units held by the Corporation.
Items Affecting Comparability of Earnings Between Periods:
The following table reflects the total after-tax income (expense) of items affecting comparability of earnings between periods:

	Three Months Ended March 31, (unaudited)
	2022	2021

	(In millions)
Exploration and Production	$—	$—
Midstream	—	—
Corporate, Interest and Other	13	—
Total items affecting comparability of earnings between periods	$13	$—
First Quarter 2022: Results for Corporate, Interest and Other include a pre-tax gain of $22 million ($22 million after income taxes) associated with the sale of property and a charge of $9 million ($9 million after income taxes) for litigation related to our former downstream business.
Reconciliation of U.S. GAAP to Non-GAAP Measures:
The following table reconciles reported net income (loss) attributable to Hess Corporation and adjusted net income (loss):

	Three Months Ended March 31, (unaudited)
	2022	2021

	(In millions)
Net income (loss) attributable to Hess Corporation	$417	$252
Less: Total items affecting comparability of earnings between periods	13	—
Adjusted net income (loss) attributable to Hess Corporation	$404	$252

The following table reconciles reported net cash provided by (used in) operating activities from net cash provided by (used in) operating activities before changes in operating assets and liabilities:

	Three Months Ended March 31, (unaudited)
	2022	2021

	(In millions)
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	$952	$815
Changes in operating assets and liabilities	(1,108)	(224)
Net cash provided by (used in) operating activities	$(156)	$591
Hess Corporation will review first quarter financial and operating results and other matters on a webcast at 10 a.m. today (EDT).  For details about the event, refer to the Investor Relations section of our website at www.hess.com.
Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas.  More information on Hess Corporation is available at www.hess.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; estimates of our crude oil and natural gas reserves and levels of production; benchmark prices of crude oil, NGL and natural gas and our associated realized price differentials; our projected budget and capital and exploratory expenditures; expected timing and completion of our development projects; and future economic and market conditions in the oil and gas industry.
Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: fluctuations in market prices of crude oil, NGL and natural gas and competition in the oil and gas exploration and production industry, including as a result of COVID-19; reduced demand for our products, including due to COVID-19, perceptions regarding the oil and gas industry, competing or alternative energy products and political conditions and events; potential failures or delays in increasing oil and gas reserves, including as a result of unsuccessful exploration activity, drilling risks and unforeseen reservoir conditions, and in achieving expected production levels; changes in tax, property, contract and other laws, regulations and governmental actions applicable to our business, including legislative and regulatory initiatives regarding environmental concerns, such as measures to limit greenhouse gas emissions and flaring, fracking bans as well as restrictions on oil and gas leases; operational changes and expenditures due to climate change and sustainability related initiatives; disruption or interruption of our operations due to catastrophic events, such as accidents, severe weather, geological events, shortages of skilled labor, cyber-attacks, health measures related to COVID-19, or climate change; the ability of our contractual counterparties to satisfy their obligations to us, including the operation of joint ventures under which we may not control and exposure to decommissioning liabilities for divested assets in the event the current or future owners are unable to perform; unexpected changes in technical requirements for constructing, modifying or operating exploration and production facilities and/or the inability to timely obtain or maintain necessary permits; availability and costs of employees and other personnel, drilling rigs, equipment, supplies and other required services; any limitations on our access to capital or increase in our cost of capital, including as a result of limitations on investment in oil and gas activities or negative outcomes within commodity and financial markets; liability resulting from environmental obligations and litigation, including heightened risks associated with being a general partner of Hess Midstream LP; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission (SEC).
As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Non-GAAP financial measures
The Corporation has used non-GAAP financial measures in this earnings release. “Adjusted net income (loss)” presented in this release is defined as reported net income (loss) attributable to Hess Corporation excluding items identified as affecting comparability of earnings between periods. “Net cash provided by (used in) operating activities before changes in operating assets and liabilities” presented in this release is defined as Net cash provided by (used in) operating activities excluding changes in operating assets and liabilities. Management uses adjusted net income (loss) to evaluate the Corporation’s operating performance and believes that investors’ understanding of our performance is enhanced by disclosing this measure, which excludes certain items that management believes are not directly related to ongoing operations and are not indicative of future business trends and operations. Management believes that net cash provided by (used in) operating activities before changes in operating assets and liabilities demonstrates the Corporation’s ability to internally fund capital expenditures, pay dividends and service debt. These measures are not, and should not be viewed as, a substitute for U.S. GAAP net income (loss) or net cash provided by (used in) operating activities. A reconciliation of reported net income (loss) attributable to Hess Corporation (U.S. GAAP) to adjusted net income (loss), and a reconciliation of net cash provided by (used in) operating activities (U.S. GAAP) to net cash provided by (used in) operating activities before changes in operating assets and liabilities are provided in the release.
Cautionary Note to Investors
We use certain terms in this release relating to resources other than proved reserves, such as unproved reserves or resources.  Investors are urged to consider closely the oil and gas disclosures in Hess Corporation’s Form 10-K, File No. 1-1204, available from Hess Corporation, 1185 Avenue of the Americas, New York, New York 10036 c/o Corporate Secretary and on our website at www.hess.com.  You can also obtain this form from the SEC on the EDGAR system.

For Hess Corporation
Investor Contact:
Jay Wilson
(212) 536-8940
Media Contacts:
Lorrie Hecker
(212) 536-8250
Jamie Tully
Sard Verbinnen & Co
(917) 679-7908

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2022	First Quarter 2021	Fourth Quarter 2021
Income Statement

Revenues and non-operating income
Sales and other operating revenues	$2,313	$1,898	$2,237
Gains (losses) on asset sales, net	22	—	—
Other, net	36	21	18
Total revenues and non-operating income	2,371	1,919	2,255
Costs and expenses
Marketing, including purchased oil and gas	682	518	672
Operating costs and expenses	313	265	316
Production and severance taxes	61	37	49
Exploration expenses, including dry holes and lease impairment	43	33	45
General and administrative expenses	110	94	86
Interest expense	123	117	121
Depreciation, depletion and amortization	337	396	398
Total costs and expenses	1,669	1,460	1,687
Income (loss) before income taxes	702	459	568
Provision (benefit) for income taxes	197	123	212
Net income (loss)	505	336	356
Less: Net income (loss) attributable to noncontrolling interests	88	84	91
Net income (loss) attributable to Hess Corporation	$417	$252	$265

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2022	December 31, 2021
Balance Sheet Information
Assets
Cash and cash equivalents	$1,370	$2,713
Other current assets	1,896	1,633
Property, plant and equipment – net	14,489	14,182
Operating lease right-of-use assets – net	343	352
Finance lease right-of-use assets – net	140	144
Other long-term assets	1,560	1,491
Total assets	$19,798	$20,515
Liabilities and equity
Current maturities of long-term debt	$22	$517
Current portion of operating and finance lease obligations	91	89
Other current liabilities	2,190	2,458
Long-term debt	7,934	7,941
Long-term operating lease obligations	381	394
Long-term finance lease obligations	195	200
Other long-term liabilities	1,937	1,890
Total equity excluding other comprehensive income (loss)	7,074	6,706
Accumulated other comprehensive income (loss)	(766)	(406)
Noncontrolling interests	740	726
Total liabilities and equity	$19,798	$20,515

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	March 31, 2022	December 31, 2021
Total Debt
Hess Corporation	$5,395	$5,894
Midstream (a)	2,561	2,564
Hess Consolidated	$7,956	$8,458
(a) Midstream debt is non-recourse to Hess Corporation.

	March 31, 2022	December 31, 2021
Debt to Capitalization Ratio (a)
Hess Consolidated	53.7%	55.3%
Hess Corporation as defined in debt covenants	40.2%	42.3%
(a)Includes finance lease obligations.

	Three Months Ended March 31,
	2022	2021
Interest Expense
Hess Corporation	$92	$94
Midstream (a)	31	23
Hess Consolidated	$123	$117
(a)Midstream interest expense is reported in the Midstream operating segment.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2022	First Quarter 2021	Fourth Quarter 2021
Cash Flow Information

Cash Flows from Operating Activities
Net income (loss)	$505	$336	$356
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gains) losses on asset sales, net	(22)	—	—
Depreciation, depletion and amortization	337	396	398
Exploration lease and other impairment	6	4	5
Pension settlement loss	—	1	4
Stock compensation expense	33	25	16
Noncash (gains) losses on commodity derivatives, net	55	24	64
Provision (benefit) for deferred income taxes and other tax accruals	38	29	43
Net cash provided by (used in) operating activities before changes in operating assets and liabilities	952	815	886
Changes in operating assets and liabilities	(1,108)	(224)	13
Net cash provided by (used in) operating activities	(156)	591	899
Cash Flows from Investing Activities
Additions to property, plant and equipment - E&P	(491)	(358)	(466)
Additions to property, plant and equipment - Midstream	(55)	(27)	(43)
Proceeds from asset sales, net of cash sold	24	—	—
Other, net	—	—	(1)
Net cash provided by (used in) investing activities	(522)	(385)	(510)
Cash Flows from Financing Activities
Net borrowings (repayments) of debt with maturities of 90 days or less	1	(10)	(48)
Debt with maturities of greater than 90 days:
Borrowings	—	—	—
Repayments	(505)	(3)	(2)
Proceeds from sale of Class A shares of Hess Midstream LP	—	70	108
Employee stock options exercised	33	12	2
Payments on finance lease obligations	(2)	(2)	(3)
Cash dividends paid	(119)	(80)	(77)
Noncontrolling interests, net	(74)	(67)	(75)
Other, net	1	1	—
Net cash provided by (used in) financing activities	(665)	(79)	(95)
Net Increase (Decrease) in Cash and Cash Equivalents	(1,343)	127	294
Cash and Cash Equivalents at Beginning of Period	2,713	1,739	2,419
Cash and Cash Equivalents at End of Period	$1,370	$1,866	$2,713

Additions to Property, Plant and Equipment included within Investing Activities
Capital expenditures incurred	$(580)	$(303)	$(607)
Increase (decrease) in related liabilities	34	(82)	98
Additions to property, plant and equipment	$(546)	$(385)	$(509)

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
(IN MILLIONS)

	First Quarter 2022	First Quarter 2021	Fourth Quarter 2021
Capital and Exploratory Expenditures

E&P Capital and exploratory expenditures
United States
North Dakota	$135	$88	$153
Offshore and Other	56	31	31
Total United States	191	119	184
Guyana	319	172	330
Malaysia and JDA	59	13	63
Other	11	5	16
E&P Capital and exploratory expenditures	$580	$309	$593

Total exploration expenses charged to income included above	$37	$29	$40

Midstream Capital expenditures	$37	$23	$54

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	First Quarter 2022
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,704		$609		$2,313
Other, net	27		6		33
Total revenues and non-operating income	1,731		615		2,346
Costs and expenses
Marketing, including purchased oil and gas (a)	701		2		703
Operating costs and expenses	144		107		251
Production and severance taxes	58		3		61
Midstream tariffs	287		—		287
Exploration expenses, including dry holes and lease impairment	32		11		43
General and administrative expenses	49		8		57
Depreciation, depletion and amortization	195		97		292
Total costs and expenses	1,466		228		1,694
Results of operations before income taxes	265		387		652
Provision (benefit) for income taxes	—		192		192
Net income (loss) attributable to Hess Corporation	$265	(b)	$195	(c)	$460

	First Quarter 2021
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,398		$500		$1,898
Other, net	12		4		16
Total revenues and non-operating income	1,410		504		1,914
Costs and expenses
Marketing, including purchased oil and gas (a)	520		22		542
Operating costs and expenses	135		73		208
Production and severance taxes	36		1		37
Midstream tariffs	262		—		262
Exploration expenses, including dry holes and lease impairment	30		3		33
General and administrative expenses	42		7		49
Depreciation, depletion and amortization	268		87		355
Total costs and expenses	1,293		193		1,486
Results of operations before income taxes	117		311		428
Provision (benefit) for income taxes	—		120		120
Net income (loss) attributable to Hess Corporation	$117	(d)	$191	(e)	$308
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $57 million (noncash premium amortization: $34 million; cash settlement:  $23 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $35 million (noncash premium amortization: $21 million; cash settlement:  $14 million).
(d)Includes after-tax losses from realized crude oil hedging activities of $39 million (noncash premium amortization: $39 million; cash settlement: $0 million).
(e)Includes after-tax losses from realized crude oil hedging activities of $8 million (noncash premium amortization: $8 million; cash settlement: $0 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION EARNINGS (UNAUDITED)
(IN MILLIONS)

	Fourth Quarter 2021
Income Statement	United States		International		Total

Total revenues and non-operating income
Sales and other operating revenues	$1,612		$625		$2,237
Other, net	13		2		15
Total revenues and non-operating income	1,625		627		2,252
Costs and expenses
Marketing, including purchased oil and gas (a)	668		24		692
Operating costs and expenses	167		87		254
Production and severance taxes	47		2		49
Midstream tariffs	292		—		292
Exploration expenses, including dry holes and lease impairment	25		20		45
General and administrative expenses	44		7		51
Depreciation, depletion and amortization	263		91		354
Total costs and expenses	1,506		231		1,737
Results of operations before income taxes	119		396		515
Provision (benefit) for income taxes	—		206		206
Net income (loss) attributable to Hess Corporation	$119	(b)	$190	(c)	$309
(a)Includes amounts charged from the Midstream segment.
(b)Includes after-tax losses from realized crude oil hedging activities of $50 million (noncash premium amortization: $50 million; cash settlement: $0 million).
(c)Includes after-tax losses from realized crude oil hedging activities of $14 million (noncash premium amortization: $14 million; cash settlement: $0 million).

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2022	First Quarter 2021	Fourth Quarter 2021
Net Production Per Day (in thousands)

Crude oil - barrels
United States
North Dakota	77	84	79
Offshore	22	36	26
Total United States	99	120	105
Guyana	30	31	31
Malaysia and JDA	3	4	3
Other (a)	19	22	19
Total	151	177	158

Natural gas liquids - barrels
United States
North Dakota	49	49	52
Offshore	1	4	4
Total United States	50	53	56

Natural gas - mcf
United States
North Dakota	158	151	170
Offshore	43	95	55
Total United States	201	246	225
Malaysia and JDA	364	360	375
Other (a)	12	11	11
Total	577	617	611

Barrels of oil equivalent	297	333	316
(a)Other includes production from Libya and the Corporation's former interests in Denmark which were sold in the third quarter of 2021. Denmark net production was 6,000 boepd in the first quarter of 2021. Libya net production was 21,000 boepd in the first quarter of 2022, 18,000 boepd in the first quarter of 2021 and 21,000 boepd in the fourth quarter of 2021.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2022	First Quarter 2021	Fourth Quarter 2021
Sales Volumes Per Day (in thousands) (a)
Crude oil – barrels	140	227	165
Natural gas liquids – barrels	50	53	56
Natural gas – mcf	577	617	611
Barrels of oil equivalent	286	383	323

Sales Volumes (in thousands) (a)
Crude oil – barrels (b)	12,580	20,395	15,225
Natural gas liquids – barrels	4,539	4,802	5,124
Natural gas – mcf	51,898	55,513	56,202
Barrels of oil equivalent	25,769	34,449	29,716
(a)Sales volumes from purchased crude oil, natural gas liquids, and natural gas are not included in the sales volumes reported.
(b)Sales volumes for the first quarter of 2021 include 4.2 million barrels of crude oil that were stored on very large crude carriers (VLCC) at December 31, 2020.

HESS CORPORATION AND CONSOLIDATED SUBSIDIARIES
EXPLORATION AND PRODUCTION OPERATING DATA

	First Quarter 2022	First Quarter 2021	Fourth Quarter 2021
Average Selling Prices

Crude oil - per barrel (including hedging)
United States
North Dakota (a)	$84.77	$44.97	$67.39
Offshore	85.17	53.03	69.04
Total United States	84.85	46.73	67.80
Guyana	90.90	60.37	77.20
Malaysia and JDA	89.27	63.27	83.23
Other (b)	90.91	57.66	75.24
Worldwide	86.75	50.02	71.04

Crude oil - per barrel (excluding hedging)
United States
North Dakota (a)	$91.55	$47.62	$72.54
Offshore	91.52	56.53	74.11
Total United States	91.54	49.56	72.93
Guyana	99.76	61.85	79.94
Malaysia and JDA	89.27	63.27	83.23
Other (b)	101.04	59.61	77.78
Worldwide	94.04	52.52	75.22

Natural gas liquids - per barrel
United States
North Dakota	$39.88	$30.32	$36.63
Offshore	37.48	21.25	34.23
Worldwide	39.79	29.49	36.47

Natural gas - per mcf
United States
North Dakota	$4.32	$5.93	$4.40
Offshore	4.46	2.95	4.63
Total United States	4.35	4.78	4.46
Malaysia and JDA	5.81	5.04	4.97
Other (b)	4.79	2.69	4.27
Worldwide	5.28	4.90	4.77
(a)Excluding the two VLCC cargo sales totaling 4.2 million barrels, the first quarter 2021 North Dakota crude oil price excluding hedging was $53.30 per barrel and $49.73 per barrel including hedging.
(b)Other includes prices related to production from Libya and the Corporation's former interests in Denmark, which were sold in the third quarter of 2021.

The following is a summary of the Corporation’s outstanding commodity hedging program for the remainder of calendar 2022:

	WTI	Brent
Barrels of oil per day	90,000	60,000
Average monthly floor price	$60	$65
In March 2022, the Corporation paid $325 million to remove the ceiling price on its outstanding WTI and Brent crude oil collars effective April 1, 2022. Premium amortization related to the Corporation's commodity hedging program is expected to reduce second, third and fourth quarter results by approximately $165 million per quarter.